Exhibit 99.1



                                  NEWS RELEASE

      ABRAXAS INCREASES SIZE AND REDUCES COST OF FIRST LIEN CREDIT FACILITY

     SAN ANTONIO, TX (February 24, 2004) - Abraxas Petroleum  Corporation (AMEX:
ABP) today announced that it has executed an amendment to its First Lien Credit Facility resulting in enlarging the facility, reducing the current cost of the credit to the Company, and improving certain covenants. Significant changes to the facility include:

        o   Increasing the size of the facility from $50 million to $65 million,
        o Reduction of interest rate from a current floating 9% to a floating rate currently at approximately 7.5%,
        o   Extending the maturity from January 2006 to February 2007,
        o $45 million of facility becomes a loan with no borrowing base component,
        o   Improvement of certain financial covenant tests, and
        o The outstanding balance under the amended facility is approximately $51 million with another approximate $14 million of availability.

Abraxas President, Bob Watson, commented, "We believe that the amendment of this facility demonstrates the value we have added through our continuing development activities, as well as the continuing strength of the commodity markets. This expanded facility removes some restrictions that were impacting our ability to manage our assets and provides us with additional liquidity that we intend to utilize to enhance shareholder value. Cheaper capital with an extended maturity and less exposure to the cyclical nature of our business should allow us to continue the process of improving our balance sheet and increasing value to our shareholders."

Durham Capital Corporation acted as a financial advisor to the Company related to this transaction.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com